Filed Pursuant to Rule 424(b)(5)

File No. 333-109215

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED OCTOBER 1, 2003)

U.S. $1,000,000,000

Republic of Colombia

7.375% Notes due 2017

The notes will mature on January 27, 2017. Colombia will pay interest on the notes each January 27 and July 27. Interest will accrue from July 27, 2006, and the first interest payment on the notes initially offered on the date of this prospectus supplement will be made on January 27, 2007. The notes will be issued in denominations of U.S. $100,000 and integral multiples of US$ 1,000 in excess thereof.

The notes will not be redeemable before maturity and will not be entitled to the benefit of any sinking fund.

The notes will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 21, 2004. Under these provisions, which are described beginning on page S-16 of this prospectus supplement, Colombia may amend the payment provisions of the notes with the consent of the holders of 75% of the aggregate principal amount of the outstanding notes.

Application will be made to list the notes on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

See “ Risk Factors” beginning on page S-9 to read about certain risks you should consider before investing in the notes.

	Per Note	Total

Public offering price	99.482%	U.S. $994,820,000
Underwriting discount	0.350%	U.S. $3,500,000
Proceeds, before expenses, to Colombia	99.132%	U.S. $991,320,000

Purchasers will also be required to pay accrued interest, if any, from July 27, 2006, if settlement occurs after that date.

Delivery of the notes, in book-entry form only, is expected to be made on or about July 27, 2006. See “Summary—The Offering” for more information.

Neither the Securities and Exchange Commission, referred to as the SEC, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

JPMorgan	UBS Investment Bank

The date of this prospectus supplement is July 21, 2006.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the notes You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Colombia is the fourth largest country in South America, with a territory of 441,020 square miles (1,141,748 square kilometers). Located on the northwestern corner of the South American continent, Colombia borders Panama and the Caribbean Sea on the north, Peru and Ecuador on the south, Venezuela and Brazil on the east and the Pacific Ocean on the west. According to the National Administrative Department of Statistics (“DANE”) 2005 Census, Colombia’s population was approximately 41.2 million. Over 7.8 million people live in the metropolitan area of Bogotá, the capital of Colombia.

Colombia continues to be governed as a Presidential Republic. Colombia is divided into 32 departments. Each department is divided into municipalities.

Government

The Republic of Colombia is one of the oldest democracies in the Americas. In 1991, a popularly elected Constitutional Assembly approved a new Constitution, replacing the Constitution of 1886. The Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral Congress, composed of the Chamber of Representatives and the Senate; and a judicial branch consisting of the Corte Constitucional (Constitutional Court), the Corte Suprema de Justicia (Supreme Court of Justice, or “Supreme Court”), the Consejo de Estado (Council of State), the Consejo Superior de la Judicatura (Supreme Judicial Council), the Fiscalía General de la Nación (National Prosecutor General) and in such lower courts as may be established by law.

Under the Constitution, the President is elected by direct vote. Originally, under the 1991 Constitution, the President was elected for a four-year term and could not be reelected to any subsequent term. In March 2004, the Government presented to Congress a constitutional amendment seeking to lift the ban on presidential re-election. The re-election bill was approved by means of Legislative Act No. 02 dated December 27, 2004 (the “Legislative Act”). Following the filing of several complaints challenging the constitutionality of the Legislative Act, the Constitutional Court declared that the Legislative Act did not violate the Constitution. Congress also passed the “Electoral Guarantees Law”, which regulates the manner in which a current President may act as a candidate in a re-election without having unfair advantages over his or her opponents. In November 2005, the Constitutional Court upheld the Electoral Guarantees Law as constitutional.

Judicial power is vested in the Constitutional Court, the Supreme Court, the Council of State, the Supreme Judicial Council, the National Prosecutor General and in such lower courts as may be established by law. The function of the Constitutional Court, whose nine members are elected by the Senate for an eight-year term, is to assure that all laws are consistent with the Constitution and to review all decisions regarding fundamental rights. The Supreme Court is the final appellate court for resolving civil, criminal and labor proceedings. The Council of State adjudicates all matters relating to the exercise of public authority or actions taken by the public sector, including the review of all administrative decisions or resolutions that are alleged to contradict the Constitution or the law. The Council of State also acts as advisor to the Government on administrative matters. Supreme Court and Council of State justices are appointed for eight-year terms by their predecessors from a list of candidates provided by the Supreme Judicial Council. The National Prosecutor General, who is appointed for a four-year term by the Supreme Court from a list of three candidates submitted by the President, acts as the nation’s prosecutor. The judicial branch is independent from the executive branch with respect to judicial appointments as well as budgetary matters.

National legislative power is vested in the Congress, which consists of a 102-member Senate and a 166-member Chamber of Representatives. Senators and Representatives are elected by direct popular vote for terms of four years. Senators are elected on a nonterritorial basis, while Representatives are elected on the basis of proportional, territorial representation. In each department, legislative power is vested in departmental assemblies whose members are elected by direct popular vote. At the municipal level, legislative power is vested in municipal councils, which preside over budgetary and administrative matters. The most recent Congressional elections occurred on March 12, 2006. Candidates aligned with President Uribe’s administration won a majority of the seats in both the Senate and the Chamber of Representatives.

On May 28, 2006, Alvaro Uribe was re-elected President for the 2006-2010 term in the first ballot with 62.2% of the votes. Carlos Gaviria, from the Alternative Democratic Pole Party, finished second with 22.04% and Horacio Serpa, from the Liberal Party, was third with 11.84% of the votes.

President Uribe’s plans for his second term in office include the following goals:

•	Economy. The Government plans to achieve a 6% annual rate of growth. To that end, the Government plans on pursuing a stable macroeconomic policy, reforming the tax system, boosting credit supply and attracting foreign investors as major priorities. In addition, the Government plans on increasing the number of beneficiaries of social assistance programs.

•	Security. The Government intends to continue its efforts to reduce homicides, kidnappings and illegal drug production, insisting on a dialogue with the illegal armed groups and strengthening the programs of reintegration into civil society of former combatants.

•	Commercial relationships. The Government plans to promote the redirection of the Andean Community of Nations, developing the agreements already signed with Mercosur, expanding the free trade agreements with countries of Central America and the European Union and increasing economic cooperation with China and Japan.

No assurance can be given that any of these goals will be achieved.

President Uribe’s Minister of Finance is Alberto Carrasquilla Barrera, who has served in that position since June 2003.

SELECTED COLOMBIAN ECONOMIC INDICATORS

	2001	2002	2003	2004	2005

Domestic Economy
Real GDP Growth (percent)(1)	1.5	1.9	3.9	4.8	5.1
Gross Fixed Investment Growth (percent)(2)	8.5	9.9	15.4	13.4	19.8
Private Consumption Growth (percent)(2)	3.1	3.6	2.6	4.2	4.9
Public Consumption Growth (percent)(2)	(0.2)	(2.0)	(1.2)	3.3	4.8
Consumer Price Index(3)	7.6	7.0	6.5	5.5	4.9
Producer Price Index(3)	6.9	9.3	5.7	4.6	2.1
Interest Rate (percent)(4)	12.4	8.9	7.8	7.8	6.3
Unemployment Rate (percent)(5)	16.4	15.7	14.7	13.0	12.2

	(millions of U.S. dollars)

Balance of Payments
Exports of Goods (FOB)(6)	$ 12,233	$ 11,794	$ 12,933	$ 16,442	$ 20,815
Oil and its derivatives(6)	3,285	3,275	3,383	4,227	5,559
Coffee(6)	764	772	809	949	1,471
Imports of Goods (FOB)(6)	11,826	11,653	12,792	15,324	19,431
Current Account Balance(6)	(1,089)	(1,359)	(974)	(938)	(1,930)
Net Foreign Direct Investment(6)	2,509	1,283	820	2,975	5,569
Net International Reserves	10,192	10,841	10,916	13,536	14,947
Months of Coverage of Imports (Goods and Services)	7.7	8.5	7.9	8.2	7.2

	(billions of pesos or percentage of GDP)

Public Finance(7)
Non-financial Public Sector Revenue	Ps. 79,511	Ps. 86,893	Ps. 98,555	Ps.128,758	Ps.148,930
Non-financial Public Sector Expenditures(8)	87,509	93,967	104,911	129,676	150,012
Non-financial Public Sector Primary Surplus/(Deficit)(9)	2,697	2,114	5,728	8,404	10,509
Percent of GDP(1)	1.4%	1.1%	2.5%	3.3%	3.7%
Non-financial Public Sector Fiscal Surplus/(Deficit)	(7,078)	(7,747)	(5,746)	(3,586)	(954)
Percent of GDP(1)	(3.8)%	(3.9)%	(2.5)%	(1.3)%	(0.3)%
Central Government Fiscal Surplus/(Deficit)	(10,850)	(12,435)	(11,528)	(13,985)	(13,598)
Percent of GDP(1)	(5.8)%	(6.2)%	(5.1)%	(5.5)%	(4.8)%

Public Debt (10)
Public Sector Internal Funded Debt (billions of pesos)(11)	Ps.67,478	Ps.83,487	Ps.88,774	Ps. 99,366	Ps. 117,428
Percent of GDP(1)	35.8%	41.0%	38.8%	39.1%	41.4%
Public Sector External Funded Debt (millions of dollars)(12)	$ 22,932	$ 22,192	$ 24,206	$ 25,318	$ 23,716
Percent of GDP(1)	27.5%	27.5%	29.9%	26.0%	19.8%

Some of the foregoing figures are updated by more recent information under “Recent Developments”.

1: GDP figures calculated using new methodology implemented by DANE in 1999. Preliminary figures for 2004 and 2005.

2: Estimated figures.

3: Percentage change over the twelve months ended December 31 of each year.

4: Average for each year of the short-term composite reference rate, as calculated by the Superintendencia Financiera (Financial Superintendency).

5: Refers to the average unemployment rates in the thirteen largest cities in Colombia in December of each year.

6: Figures for all years have been recalculated according to the recommendations contained in the fifth edition of the IMF’s Balance of Payments Manual. Preliminary figures for 2001 through 2005. Imports and exports of goods do not include “special trade operations.”

7: All figures calculated according to IMF methodology, which includes privatization, concession and securitization proceeds as part of public sector revenues.

8: The amounts of Central Government transfers to departments and municipal governments are not eliminated in the calculation of consolidated nonfinancial public sector revenue and consolidated nonfinancial public sector expenditures and, accordingly, the revenue and expenditure figures included above are greater than those that would appear were such transfers eliminated upon consolidation. See “Public Sector Finance.”

9: Primary surplus/(deficit) equals total consolidated non-financial public sector surplus/(deficit) without taking into account interest payments or interest income.

10: Figures for 2004 and 2005 are subject to revision. Exchange rates at December 31 of each year.

11: Includes peso-denominated debt of the Government (excluding state-owned financial institutions and departmental and municipal governments) with an original maturity of one year or more, and public sector entities’ guaranteed internal debt.

12: Includes external debt of the Government (including Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial institutions) with an original maturity of one year or more.

Sources: Banco de la República, Ministry of Finance and Public Credit (“Ministry of Finance”), Departamento Administrativo Nacional Estadístico (“DANE”) and Consejo Superior de Política Fiscal (“CONFIS”).

The Offering

Issuer	The Republic of Colombia.

Aggregate Principal Amount	U.S. $1,000,000,000.

Issue Price	99.482% of the principal amount of the notes, plus accrued interest, if any, from July 27, 2006.

Issue Date	July 27, 2006.

Maturity Date	January 27, 2017.

Form of Securities	The notes will be issued in the form of one or more registered global securities without coupons. The notes will not be issued in bearer form.

Denominations	The notes will be issued in denominations of U.S. $100,000 and integral multiples of U.S. $1,000 in excess thereof.

Interest

The notes will bear interest from July 27, 2006 at the rate of 7.375% per year. We will pay you interest semi-annually in arrears on January 27 and July 27 of each year, commencing on January 27, 2007.

Redemption	We may not redeem the notes before maturity. At maturity, we will redeem the notes at par.

Risk Factors	Risk factors relating to the notes:

•	The price at which the notes will trade in the secondary market is uncertain.

•	The notes will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

Risk factors relating to Colombia:

•	Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

•	Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

•	An increase in Colombia’s debt-to-GDP ratio could increase the burden of servicing Colombia’s debt.

•	Colombia’s economy remains vulnerable to external shocks that could be caused by significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

•	Colombia’s credit ratings may be changed, suspended or withdrawn.

See “Risk Factors” below for a discussion of certain factors you should consider before deciding to invest in the notes.

Status

The notes will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The notes will rank equal in right of payment with all of Colombia’s present and future unsecured and unsubordinated external indebtedness.

Withholding tax and additional amounts

We will make all payments on the notes without withholding or deducting any taxes imposed by Colombia, subject to certain specified exceptions. For more information, see “Description of the Securities–Debt Securities–Additional Amounts” on page 4 of the prospectus.

Further issues

Colombia may, without the consent of the holders, create and issue additional notes that may form a single series of notes with the outstanding notes; provided that such additional notes do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such additional notes are subject to U.S. federal tax laws), a greater amount of original issue discount than the notes have as of the date of the issue of such additional notes.

Listing	Application will be made to list the notes on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

Governing law	New York. The laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Additional provisions

The notes will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Colombia’s outstanding external public indebtedness issued prior to January 21, 2004. Those provisions are described below in the section “New Provisions Applicable to the Notes.”

Use of proceeds

The net proceeds of the sale of the notes will be approximately U.S. $990,970,000, after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $350,000). Colombia will use the proceeds for general budgetary purposes of the Republic of Colombia during its 2007 fiscal year.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated as of July 21, 2006, J.P. Morgan Securities Inc. and UBS Securities LLC, as underwriters, are obligated to purchase all of the notes if any are purchased.

RISK FACTORS

This section describes certain risks associated with investing in the notes. You should consult your financial and legal advisors about the risk of investing in the notes. Colombia disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Notes

The price at which the notes will trade in the secondary market is uncertain.

Colombia has been advised by the underwriters that they intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the notes on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the notes. The price at which the notes will trade in the secondary market is uncertain.

The notes will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

The notes will contain provisions regarding acceleration and voting on future amendments, modifications and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the notes may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding notes. See “New Provisions Applicable to the Notes” in this prospectus supplement and “Description of the Securities—Default and Acceleration of Maturity” and “—Meetings and Amendments” in the accompanying prospectus.

Risk Factors Relating to Colombia

Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Colombia is a foreign state. As a result, it may not be possible for investors to effect service of process within their own jurisdiction upon Colombia or to enforce against Colombia judgments obtained in their own jurisdictions. See “Description of the Securities—Jurisdiction; Enforceability of Judgments” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

Investing in an emerging market country such as Colombia carries economic risks. These risks include economic instability that may affect Colombia’s economic results. Economic instability in Colombia and in other Latin American and emerging market countries has been caused by many different factors, including the following:

•	high interest rates;

•	changes in currency values;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls;

•	changes in economic or tax policies;

•	the imposition of trade barriers; and

•	internal security issues.

Any of these factors, as well as volatility in the markets for securities similar to the notes, may adversely affect the liquidity of, and trading markets for, the notes. See “Forward-looking Statements” in the accompanying prospectus.

An increase in Colombia’s debt-to-GDP ratio could increase the burden on Colombia’s ability to service its debt.

Colombia’s ratio of total net nonfinancial public sector debt to GDP increased from 48.7% in 2001 to 56.9% in 2002. However, the ratio of total net nonfinancial public sector debt to GDP decreased to 54.0% in 2003, to 49.9% in 2004 and further to 46.0% in 2005. Any increase in the nonfinancial public sector debt to GDP ratio could have an adverse effect on Colombia’s economy and ability to service its debt. See “Recent Developments—Public Sector Debt” in this prospectus supplement.

Colombia’s economy remains vulnerable to external shocks that could be caused by significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economic growth of any of Colombia’s major trading partners, such as the United States, could have a material adverse impact on Colombia’s balance of trade and adversely affect Colombia’s economic growth. The United States is Colombia’s largest export market. A decline in United States demand for imports could have a material adverse effect on Colombian exports and Colombia’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Colombia could be adversely affected by negative economic or financial developments in other emerging market countries. In the past, Colombia has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real and the 2001 Argentine financial crisis. Similar developments can be expected to affect the Colombian economy in the future.

There can be no assurance that a continuation or acceleration of these crises or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Colombia. In addition, there can be no assurance that these events will not adversely affect Colombia’s economy and its ability to raise capital in the external debt markets in the future. See “Forward-looking Statements” in the accompanying prospectus.

Colombia’s credit ratings may be changed, suspended or withdrawn.

Colombia’s credit ratings are as follows:

•	Fitch: country ceiling rating of BB (Outlook Positive);

•	Standard & Poor’s: foreign currency credit rating of BB (Outlook Positive); and

•	Moody’s: country ceiling for long-term foreign currency bonds of Ba2 (Outlook Stable).

A Fitch “BB” rating indicates that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met. Securities rated in this category are not investment grade. A Fitch outlook indicates the direction in which a rating is likely to move over a one to two-year period. Outlooks may be Positive, Stable or Negative. A Positive or Negative outlook does not imply a rating change is inevitable. Similarly, a rating for which outlook is “Stable” could be upgraded or downgraded before an outlook moves to Positive or Negative if circumstances warrant such an action.

A Standard & Poor’s “BB” rating indicates that an obligor is less vulnerable in the near term than other lower-rated obligors. However, it faces major ongoing uncertainties and exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitments. A Standard & Poor’s rating outlook assesses the potential direction of a long-term credit rating over the intermediate to longer term. In determining a rating outlook, consideration is given to any changes in the economic and/or fundamental business conditions. A Standard & Poor’s outlook of “positive” means that a rating may be raised; however, an outlook is not necessarily a precursor of a rating change.

For Moody’s, obligations rated “Ba” are judged to have speculative elements and are subject to substantial credit risk. Moody’s appends numerical modifiers 1, 2 and 3 to each generic rating classification. The modifier 2 indicates a mid-range ranking in the Ba generic rating classification. Moody’s rating outlook is an opinion regarding the likely direction of a rating over the medium term. Where assigned, rating outlooks fall into the following four categories: Positive, Negative, Stable and Developing (contingent upon an event). On March 9, 2006, Moody’s changed Colombia’s ratings outlook from Negative to Stable and placed Colombia’s Baa2 domestic currency bond rating on review for potential downgrade. On May 24, 2006, Moody’s announced that it upgraded the foreign currency country ceiling ratings of several countries, including Colombia, as a result of a revision of its rating methodology for assigning foreign currency country bond ceilings. Consequently, Colombia’s foreign currency country ceiling was upgraded to Ba1 from Ba2. On June 29, 2006, Moody’s downgraded Colombia’s domestic currency bond ratings to Baa3 from Baa2.

Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Each rating should be evaluated independently of the others. Detailed explanations of the ratings may be obtained from the rating agencies. The information above was obtained from information available on the websites of the rating agencies.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Colombia has translated historical amounts into U.S. dollars (“U.S. dollars,” “dollars” or “U.S. $”) or pesos (“pesos,” “Colombian pesos” or “Ps.”) at historical average exchange rates for the period indicated. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus attached hereto. Colombia is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the notes and for Luxembourg listing purposes.

Responsibility Statement

Colombia, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the attached prospectus dated as of October 1, 2003) is, to the best of Colombia’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Colombia accepts responsibility accordingly.

INCORPORATION BY REFERENCE

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Colombia can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement from the date Colombia files that document. Any reports filed by Colombia with the SEC after the date of this prospectus supplement and before the date that the offering of the notes by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Exhibit D to Colombia’s annual report on Form 18-K for the year ended December 31, 2005, filed with the SEC on July 18, 2006 is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of the above document (including only the exhibits that are specifically incorporated by reference in it). Requests for such document should be directed to:

Dirección General de Crédito Público y Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 7a, No. 6-45, Piso 8

Bogotá D.C., Colombia

Telephone: 57-1-350-7422

Fax: 57-1-350-6651

You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent and transfer agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Table of References

For purposes of Commission Regulation (EC) No. 809/2004, any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2005

Annex XVI, 3.1: Issuer’s position within the governmental framework	“Republic of Colombia—Government and Political Parties” on pages D-6 to D-8 of Exhibit D

Annex XVI, 3.2: Geographic location and legal form of the issuer	“Republic of Colombia—Geography and Population” and “—Government and Political Parties” on pages D-6 to D-8 of Exhibit D

Annex XVI, 3.3: Recent events relevant to the issuer’s solvency	“Introduction” on pages D-3 to D-5 of Exhibit D, “Republic of Colombia—Internal Security” on pages D-8 to D-11 of Exhibit D and “Recent Developments” beginning on page S-18 of the prospectus supplement

Annex XVI, 3.4(a): Structure of the issuer’s economy	“Economy—Principal Sectors of the Economy”, “—Infrastructure Development”, “—Role of the State in the Economy; Privatization”, “—Environment”, “—Employment and Labor”, and “—Poverty” on pages D-14 to D-37 of Exhibit D and “Monetary System” on pages D-49 to D-58 of Exhibit D

Annex XVI, 3.4(b): Gross domestic product	“Economy—Gross Domestic Product” on pages D-14 to D-15 of Exhibit D

Annex XVI, 3.5: Colombia’s political system and government	“Republic of Colombia—Government and Political Parties” on pages D-6 to D-8 of Exhibit D

Annex XVI, 4(a): Tax and budgetary systems of the issuer	“Public Sector Finance—General”, “—Public Sector Accounts” and “—2005 Budget” on pages D-59 to D-65 of Exhibit D

Annex XVI, 4(b): Gross public debt of the issuer	“Public Sector Debt” and “Tables and Supplementary Information” on pages D-67 to D-76 of Exhibit D

Annex XVI, 4(c): Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-38 to D-49 of Exhibit D

EC No. 809/2004 Item	Annual Report on Form 18-K for 2005
Annex XVI, 4(d): Foreign exchange reserves	“Monetary System—Foreign Exchange Rates and International Reserves” on pages D-55 to D-57 of Exhibit D

Annex XVI, 4(e): Financial position and resources	“Foreign Trade and Balance of Payments” on pages D-38 to D-49 of Exhibit D and “Public Sector Finance—General”, “—Public Sector Accounts” and “—2005 Budget” on pages D-59 to D-65 of Exhibit D

Annex XVI, 4(f): Income and expenditure figures and 2005 budget	“Public Sector Finance—Public Sector Accounts” and “—2005 Budget” on pages D-60 to D-65 of Exhibit D

USE OF PROCEEDS

The net proceeds of the sale of the notes will be approximately U.S. $990,970,000, after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $350,000). Colombia will use the proceeds for general budgetary purposes of the Republic of Colombia during its 2007 fiscal year.

NEW PROVISIONS APPLICABLE TO THE NOTES

The notes will contain provisions regarding acceleration and voting on amendments, modifications and waivers that differ from the provisions described in the accompanying prospectus. The provisions described in this prospectus supplement will govern the notes. These provisions are commonly referred to as “collective action clauses.” Under these provisions, Colombia may amend certain key terms of the notes, including the maturity date, interest rate and other payment terms, with the consent of less than all of the holders of the notes.

Default and Acceleration of Maturity

The notes will contain the same events of default as those described in the accompanying prospectus, but the procedures for acceleration if an event of default occurs will be different from those described in the prospectus. The events of default are the following:

1.	Non-payment: Colombia fails to pay any principal of or interest on the notes within 30 days of when the payment was due; or

2.	Breach of other obligation: Colombia fails to perform any other material obligation contained in the notes or the fiscal agency agreement and that failure continues for 45 days after any holder of the notes gives written notice to Colombia to remedy the failure and gives a copy of that notice to the fiscal agent; or

3.	Cross default on direct obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than U.S. $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period; or

4.	Cross default on guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than U.S. $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder; or

5.	Denial of obligations: Colombia denies its obligations under the notes; or

6.	Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of debt which does not expressly exclude the notes; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the notes outstanding (as defined below) may, by notice to the fiscal agent, declare all the notes to be due and payable immediately.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the notes will become immediately due and payable on the date Colombia receives written notice of the declaration, unless Colombia has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the notes may rescind a declaration of acceleration if Colombia remedies the event or events of default giving rise to the declaration after the declaration is made.

Meetings, Amendments and Waivers

Colombia may call a meeting of the holders of the notes at any time regarding the fiscal agency agreement or the notes. Colombia will determine the time and place of the meeting. Colombia will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, the fiscal agent will call a meeting of the holders of the notes if the holders of at least 10% of the aggregate principal amount of the outstanding notes have delivered a written request to the fiscal agent setting forth the action they propose to take. The fiscal agent will notify the holders of the time, place and purpose of any meeting called by the holders not less than 30 and not more than 60 days before the meeting.

Only holders of notes and their proxies are entitled to vote at a meeting of holders. Holders or proxies representing a majority of the aggregate principal amount of the outstanding notes will normally constitute a quorum. However, if a meeting is adjourned for a lack of a quorum, then holders or proxies representing not less than 25% of the aggregate principal amount of the outstanding notes will constitute a quorum when the meeting is rescheduled. For purposes of a meeting of holders that proposes to discuss reserved matters, which are specified below, holders or proxies representing not less than 75% of the aggregate principal amount of the outstanding notes will constitute a quorum. The fiscal agent will set the procedures governing the conduct of the meeting.

Colombia, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the notes:

•	with the affirmative vote of the holders of not less than 66 2/3% of the aggregate principal amount of the outstanding notes that are represented at a meeting; or

•	with the written consent of the holders of 66 2/3% of the aggregate principal amount of the outstanding notes.

However, the holders of not less than 75% of the aggregate principal amount of the outstanding notes, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the notes that would:

•	change the due date for the payment of principal of or interest on the notes;

•	reduce the principal amount of the notes;

•	reduce the portion of the principal amount of the notes that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the notes or any premium payable upon redemption of the notes;

•	change the currency or place of payment of principal of or interest on the notes;

•	shorten the period during which Colombia is not permitted to redeem the notes or permit Colombia to redeem the notes if, prior to this action, Colombia was not permitted to do so;

•	reduce the percentage of principal amount held by the holders of the notes whose vote or consent is needed to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the notes or to take any other action with respect to the notes or the fiscal agency agreement or change the definition of “outstanding” with respect to the notes;

•	change Colombia’s obligation to pay any additional amounts;

•	change the governing law provision of the notes;

•	change the courts to the jurisdiction of which Colombia has submitted, Colombia’s obligation to appoint and maintain an agent for the service of process in the Borough of Manhattan, The City of New York or Colombia’s waiver of immunity in respect of actions or proceedings brought by any holder based upon the notes;

•	in connection with an exchange offer for the notes, amend any event of default under the notes; or

•	change the status of the notes, as described under “Description of the Securities—Debt Securities—Nature of Obligation” in the prospectus.

We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the notes, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding notes) agree to the change.

Colombia and the fiscal agent may, without the vote or consent of any holder of the notes, amend the fiscal agency agreement or the notes for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers;

•	providing collateral for the notes;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the fiscal agency agreement or the notes; or

•	changing the terms and conditions of the fiscal agency agreement or the notes in any manner which Colombia and the fiscal agent may determine and which will not materially adversely affect the interests of the holders of the notes.

For purposes of determining whether the required percentage of holders of the notes has approved any amendment, modification or change to, or waiver of, the notes or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the notes, notes owned, directly or indirectly, by Colombia or any public sector instrumentality of Colombia will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only notes that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco de la República, any department, ministry or agency of the central government of Colombia or any corporation, trust, financial institution or other entity owned or controlled by the central government of Colombia or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Further Issues

Colombia may, without your consent, issue additional notes that may form a single series of notes with the outstanding notes; provided that such additional notes do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such additional notes are subject to U.S. federal tax laws), a greater amount of original issue discount than the notes have as of the date of the issue of the additional notes.

RECENT DEVELOPMENTS

This section provides information that supplements the information about Colombia contained in Colombia’s Annual Report on Form 18-K for its fiscal year ended December 31, 2005 filed with the SEC on July 18, 2006, as it may be amended from time to time, which information is incorporated by reference in this prospectus supplement. To the extent the information in this section is inconsistent with the information contained in the Annual Report, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the Annual Report.

Republic of Colombia

According to preliminary figures, Colombia’s ratio of total net nonfinancial public sector debt to gross domestic product (“GDP”) decreased from 49.9% in December 2004 to 46.0% in December 2005. The Government continues to pursue the objective of reducing the overall public debt to 44% of GDP by 2010. No assurance can be given that this goal will be achieved.

In March 2004, the Government presented to Congress a constitutional amendment seeking to lift the ban on presidential re-election. The re-election bill was approved by means of Legislative Act No. 02 dated December 27, 2004 (the “Legislative Act”). Following the filing of several complaints challenging the constitutionality of the Legislative Act, the Constitutional Court declared that the Legislative Act did not violate the Constitution.

Congress also passed the “Electoral Guarantees Law”, which regulates the manner in which a current President may act as a candidate in a re-election without having unfair advantages over his or her opponents. In November 2005, the Constitutional Court upheld the Electoral Guarantees Law as constitutional. Following the Constitutional Court’s decision, President Uribe declared his candidacy for President in the May 2006 elections.

On May 28, 2006, President Uribe was reelected in the first ballot with the 62.2% of the votes. Carlos Gaviria, from the Alternative Democratic Pole Party, finished second with 22.04% and Horacio Serpa, from the Liberal Party, was third with 11.84% of the votes. The presidential election followed the congressional elections in March 2006.

The Government reformed the pension system effective June 20, 2005 to preserve and increase the Social Security System reserves. Under the pension reform, women who are 35 years or older as of 1993 and men who are 40 years or older as of 1993, or who had been working for more than 15 years, and who have made contributions for more than 750 weeks will maintain special pension benefits until 2014. Other eligible employees, who contributed for less than 750 weeks, will maintain their special pension benefits only until 2010. Additionally, the reform eliminates one of the 14 annual payments made to retired workers. The Government estimates that approximately 220,000 employees will not be able to retain their special pension benefits under the pension reform.

A capital markets reform bill was approved by Congress in June 2005 and became Law 964 of 2005. Law 964 seeks to modernize the regulatory framework for Colombia’s capital markets in order to, among other matters, foster growth in capital markets activity, provide a broader range of financing alternatives than has been traditionally available and promote increased access to the capital markets by Colombian and international investors.

The Law of Juridical Stability for investors was passed by Congress on July 8, 2005. This law is intended to protect investors and facilitate access to the Colombian financial markets, with the intention of increasing national and foreign investment. The goals of the law are to modernize regulation, provide liquidity to the market, and increase its transparency.

Internal security

The Government announced that for 2005, homicides, terrorism, automobile theft and kidnapping declined by 10.7%, 15.6%, 22.0% and 44.4%, respectively, as compared to 2004. For the twelve months ended June 2006, there was a reduction in homicides, kidnapping and automobile theft of 6.0%, 37.8% and 22.8%, respectively, while terrorism increased by 16.11%, compared to June 2005.

Five divisions of unauthorized paramilitary organizations were dismantled in November and December 2004 under a demobilization plan developed by the Government. The demobilization plan is the result of the Santa Fe de Ralito Agreement that was signed between these paramilitary organizations and the Government on July 23, 2003 and ratified on October 7, 2004, through a public announcement called the “Acto de Fe por la Paz”. At June 30, 2006, 30,944 members of paramilitary groups had been reintegrated into civil society. Furthermore, since the start of the Uribe administration through June 30, 2006, 41,061 members of illegal armed groups, including paramilitary organizations, were demobilized.

On June 22, 2005, Congress approved Law 975 of 2005, known as the Justice and Peace Law, that constitutes the legal framework for future peace talks. This law allows members of illegal groups to demobilize in an individual or collective way, and offers the potential for reduced sentencing and prison terms if the individuals confess their crimes.

Camilo Ospina, a former senior legal counsel to the Presidency of Colombia, was appointed as Defense Minister following the resignation of Jorge Alberto Uribe on July 8, 2005.

Internal security issues continue to be a leading challenge faced by Colombia. There can be no assurance that the decrease in criminal activity will continue in the future.

Economy

Gross domestic product

Real GDP grew by approximately 5.2% from March 2005 to March 2006. The sectors of the economy that experienced the largest increases in real growth during this period were financial services sector, which grew by 13.6%, and the transportation, storage and communication sector, which grew by 9.7%.

The Government currently estimates that real GDP growth for 2006 will be approximately 4.8%, although no assurance can be given that this projection will be reached.

Employment and labor

The following table presents monthly average rates of unemployment in urban areas for January 2004 through April 2006, according to the most recent methodology adopted by the National Administrative Department of Statistics (“DANE”).

Monthly Unemployment Rates for the

13 Largest Urban Areas(1)

	2004	2005	2006
January	18.1%	16.1%	16.0%
February	17.1	16.1	14.2
March	16.2	15.1	12.2
April	16.9	14.5	12.7
May	14.8	13.9	13.1
June	15.8	14.0	n/a
July	15.3	14.1	n/a
August	15.0	13.8	n/a
September	14.9	13.5	n/a
October	14.1	12.1	n/a
November	13.9	12.1	n/a
December	13.0	12.2	n/a

(1) Statistics for the cities and metropolitan areas of Bogotá, Medellín, Cali, Barranquilla, Bucaramanga, Manizales, Pasto, Pereira, Cúcuta, Ibagué, Montería, Cartagena and Villavicencio.

n/a: not available.

Source: DANE.

Foreign Trade and Balance of Payments

Balance of payments

According to preliminary figures from Banco de la República, Colombia’s central bank, Colombia’s current account registered a deficit of U.S.$568 million for the first quarter of 2006, compared to a deficit of U.S.$539 million for the same period in 2005. The capital account registered a surplus of U.S.$609 million for the first quarter of 2006, compared to a U.S.$236 million deficit for the same period in 2005.

The following table presents preliminary balance of payments figures for the periods indicated:

Balance of Payments(1)

	For the Year Ended 2004(2)		For the Year Ended 2005(2)		For the First Quarter 2006(2)
	(in millions of U.S. dollars)
Current Account

Exports (FOB)
Oil and its Derivatives	U.S.$	4,227	U.S.$	5,559	U.S.$	1,447
Coffee		949		1,471		369
Coal		1,854		2,598		700
Nickel		628		738		173
Gold and emeralds(3)		635		589		110
Nontraditional(4)		8,149		9,863		2,543

Total Exports		16,442		20,818		5,343

Imports (FOB)
Consumer Goods		2,818		3,530		930
Intermediate Goods		7,268		8,629		2,366
Capital Goods		5,237		7,271		1,883

Total Imports (FOB)		15,324		19,431		5,180
Special Trade Operations (Net)(5)		227		208		55
Trade Balance		1,346		1,595		219

Services (Net)(6)
Inflow		2,255		2,666		718
Outflow		3,934		4,767		1,168

		(1,679)		(2,100)		(450)

Income (Net)(7)
Inflow		671		1,076		297
Outflow		5,003		6,637		1,669

		(4,332)		(5,562)		(1,372)
Transfers (Net)		3,727		4,089		1,035

Total Current Account		(938)		(1,978)		(568)

Capital Account
Foreign Direct Investment (Net)(8)		2,975		5,754		839
Portfolio Investment (Net)(9)		(441)		(1,640)		(233)
Loans (Net)(10)		189		(1,534)		33
Commercial Credits (Net)		355		159		76
Leasing (Net)(10)		(76)		31		(28)
Other (Net)(10)		287		662		(77)
Other Long Term Financing		(51)		(48)		0
Special Capital Flows (Net)(11)		0		0		0
Total Capital Account		3,239		3,384		609
Errors and Omissions		241		322		109

Change in Gross International Reserves	U.S.$	2,541	U.S.$	1,729	U.S.$	149

Totals may differ due to rounding.

(1) Figures for all periods calculated according to the recommendations contained in the 5th edition of the IMF’s Balance of Payments Manual.

(2) Preliminary.

(3) Includes gold exports made by private agents (including an estimate of contraband gold transactions).

(4) Nontraditional exports consist of products other than oil and its derivatives, coffee, coal, nickel, gold and emeralds.

(5) Principally goods acquired by ships in ports and foreign trade in free trade zones.

(6) Includes non-financial services, such as transportation, travel, telecommunications, postal, construction, insurance, information, personal and government services, as well as commissions paid by the public and private sector on financial services relating to managing external debt.

(7) Includes financial services and inflows and outflows related to payments for and costs of labor and capital. Financial service outflows include interest payments on private and public external debt and securities, dividend remittances abroad, salaries received by Colombian citizens abroad and interest earnings on assets held by Colombian residents abroad.

(8) Foreign direct investment in Colombia less Colombian direct investment abroad (outflows). Includes long-term and short-term foreign direct investment.

(9) Portfolio investment in Colombia less Colombian portfolio investment abroad (outflows). Includes long-term and short-term portfolio investment flows.

(10) Includes long-term and short-term flows.

(11) As calculated with the new balance of payments methodology, these amounts are not substantial enough to be material. Excludes portfolio investment flows.

Source: Banco de la República—Economic Studies.

Monetary System

Financial sector

Colombia’s financial sector had a total gross loan portfolio of Ps. 75.9 trillion at May 31, 2006, as compared to Ps. 62.1 trillion at May 31, 2005. Past-due loans amounted to Ps. 2.6 trillion at May 31, 2006, as compared to Ps. 2.2 trillion at May 31, 2005. Past due loans increased by 21.4% from May 31, 2005 to May 31, 2006. Provisions covering past-due loans increased from 134.8% at May 31, 2005 to 124.4% at May 31, 2006.

The following table shows the results of the financial sector as of, and for the first quarter of 2006

Selected Financial Sector Indicators

(in millions of pesos as of, and for the first quarter of 2006)

	Assets	Liabilities	Net Worth	Earnings/(Losses)
Private Sector Institutions(1)	Ps.124,044,198	Ps.109,391,035	Ps.14,653,163	Ps.4,170,804
Public Sector Institutions	15,655,845	14,329,299	1,326,545	279,499
Special State-Owned Institutions(2)	23,272,215	18,586,203	4,686,012	366,410

Total(3)	Ps.139,700,043	Ps.123,720,334	Ps.15,979,708	Ps.4,450,304

Totals may differ due to rounding.

(1) Includes cooperatives

(2) Includes Special Financing Institutions but not Banco de la República.

(3) Special State-Owned Institutions are not included in the total according to a new methodology adopted in 2005.

Source: Financial Superintendency.

Interest rates and inflation

The short-term composite reference rate (depósitos a término fijo, or “DTF”) averaged 6.1% in June 2006, as compared to 7.2% in June 2005.

Consumer inflation (as measured by the change in the consumer price index, or “CPI”) for 2005 was 4.9% compared to 5.5% in 2004. The CPI for the twelve months ended June 30, 2006 was 3.9%, compared to 4.8% for the twelve months ended June 30, 2005.

Producer price inflation (as measured by the change in the producer price index, or “PPI”) for 2005 was 2.1%, as compared to 4.6% for 2004. The PPI for the twelve months ended May 31, 2006 was 4.0%, compared to 3.0% for the twelve months ended May 31, 2005.

The following table sets forth changes in the consumer price index (CPI), the producer price index (PPI) and average 90-day deposit rates (DTF) for the periods indicated.

Inflation and Interest Rates

	Consumer Price Index (CPI)(1)	Producer Price Index (PPI)(1)	Short-term reference rate (DTF)(2)

2004
January	6.2	5.3	8.0
February	6.3	5.0	7.9
March	6.2	4.6	7.8
April	5.5	4.1	7.8
May	5.4	5.3	7.8
June	6.1	5.9	7.9
July	6.2	5.2	7.8
August	5.9	5.2	7.8
September	6.0	5.5	7.7
October	5.9	5.8	7.7
November	5.8	5.5	7.7
December	5.5	4.6	7.8

2005
January	5.4	4.4	7.7
February	5.3	4.3	7.4
March	5.0	4.9	7.3
April	5.0	4.2	7.3
May	5.0	3.0	7.2
June	4.8	2.6	7.2
July	4.9	3.0	7.1
August	4.9	2.9	7.0
September	5.0	2.6	6.8
October	5.3	2.2	6.5
November	5.1	1.8	6.4
December	4.9	2.1	6.3

2006
January	4.6	2.3	6.1
February	4.2	1.7	6.0
March	4.1	1.4	6.0
April	4.1	3.3	5.9
May	4.0	4.0	6.0
June	3.9	n.a.	6.1

(1) For annual periods, percentage change over the twelve months ended December 31; for monthly periods in 2004 through 2006, percentage change over the previous twelve months at the end of each month indicated.

(2) Average for each month of the short-term composite reference rate (depósitos a término fijo), as calculated by the Financial Superintendency.

Sources: DANE and Banco de la República.

Foreign exchange rates and international reserves

Exchange rates.    On June 30, 2006, the Representative Market Rate published by the Financial Superintendency for the payment of obligations denominated in U.S. dollars was Ps. 2,633.12= U.S.$1.00, as compared to Ps. 2,284.22 = U.S.$1.00 on December 31, 2005 and Ps. 2,389.75 = U.S.$1.00 on December 31, 2004.

International reserves.    Net international reserves increased from U.S.$ 13.5 billion at December 31, 2004 to U.S. $14.9 billion at December 31, 2005. At June 30, 2006, net international reserves were U.S. $14.5 billion. Banco de la República purchased approximately U.S.$1.4 billion in 2005 in its campaign against the appreciation of the peso.

As established by Decree No. 246 of 2004 and according to the technical criteria established by Resolution No. 137 of January 27, 2005, which refers to the administration of excess liquidity, the General Directorate of Public Credit and the National Treasury is allowed to perform, during the fiscal year 2006, among other measures, future derivative operations that consist of swaps and forwards over foreign exchange.

Also, under the regulatory framework of Resolution No. 182 of 2005, which regulates futures operations, the General Directorate of Public Credit and the National Treasury had an outstanding net bought position in forward contracts of U.S.$351 million as of May 30, 2006.

Public Sector Finances

General

For the year ended December 31, 2005, Colombia had no fiscal deficit, as compared to a consolidated fiscal deficit of approximately 1.3% of GDP in 2004. According to revised figures released in March and July 2006, the National Fiscal Policy Council (CONFIS) and the Ministry of Finance, the principal public sector finance statistics for 2005 and 2006 (as contained in the proposed 2006 budget and the first quarter report) are as follows:

Principal Public Sector Finances Statistics(1) (% of GDP)

	Actual 2005	Actual Jan.-Mar. 2006(1)(2)	Budget 2006(3)
Nonfinancial Public Sector Balance	(0.3)%	(0.6)%	(2.1)%
Central Government	(4.8)	(2.0)	(6.4)
Other Public Sector Entities	4.5	1.4	4.3
Central Bank Balance	0.2	0.0	0.2
Fogafín Balance	0.2	0.1	0.1
Financial Sector Restructuring Costs	(0.4)	(0.1)	(0.3)
Statistical Discrepancies	0.3	0.0	0.0
Consolidated Public Sector Balance	(0.0)	(0.6)	(2.0)

Totals may differ due to rounding.

(1) Figures calculated by CONFIS as of July 7, 2006.

(2) Preliminary.

(3) Budget figures as proposed to Congress in June 2005.

The following table shows the principal budget assumptions for 2005 and 2006 revised as of May 31, 2006.

Principal 2005 and April 2006 Budget Assumptions Revised as of May 31, 2006(1)

	2005 Budget Assumptions	2006 Budget Assumptions as of May 31, 2006

Gross Domestic Product
Nominal GDP (billion pesos)	Ps.277,290	Ps.310,510
Real GDP Growth	4.0%	4.8%

Inflation
Domestic Inflation (producer price index)(2)	5.0%	4.3%
Domestic Inflation (consumer price index)	5.0%	4.5%
World Inflation(3)	11.0%	4.5%
Real Devaluation (average)	(10.66)%	2.5%

Interest Rates
Prime (United States)	6.6%	8.0%
LIBOR (six month)	3.6%	5.0%

Export Prices
Coffee (ex-dock) ($/lb.)	1.18	1.16
Oil ($/barrel) (Cuisana)	47.86	58.95
Coal ($/ton)	47.86	47.85
Ferronickel ($/lb.)	2.57	2.40
Gold ($/Troy oz.)	433.8	560.2

(1) Figures correspond to statistics not yet released by the Ministry of Finance and Public Credit.

(2) End of period. Calculated using a projected change in the producer price index.

(3) Weighted average inflation for Colombia’s trading partners, expressed in U.S. dollars.

Source: Ministry of Finance.

The figures set forth above represent Colombia’s forecast with respect to the Colombian economy during 2005 and 2006. While the Government believes that these assumptions and targets were reasonable when made, some are beyond the control or significant influence of the Government, and actual outcomes will depend on future events. Accordingly, no assurance can be given that economic results will not differ materially from the figures set forth above.

Proposed reforms

Bill to modernize the tax collection office.    The Government submitted a bill to Congress in February 2005 that is designed to modernize the National Directorate of Customs and Taxes, improve the collection and administration of income taxes and customs duties through the use of better technology and reduce tax evasion. The bill was approved by the Chamber of Representatives and by the Senate; however, signature by the President is pending. No assurance can be given that the bill will be adopted in the form proposed by the Government and no assurance can be given that its intended purpose will be realized.

On December 30, 2005, a law was enacted that seeks to attract investors by setting the income tax rate at 15% for users of “Industrial Free Zones” and eliminating the special tax rate for dividends and profit sharing received by foreigners. The law will take effect on January 1, 2007.

IMF program for 2005-2006

Effective May 2005, the Executive Board of the IMF approved a new 18-month, SDR 405 million (U.S.$ 613 million) Stand-By Arrangement to support Colombia’s economic program through November 2006.

In July 2005, the IMF mission completed its first review under the new Stand-By Arrangement. At the conclusion of the review, the IMF and Colombia agreed to a lower target combined public sector deficit for 2005 of between 1.5% to 2.0% of GDP, compared with an original target of 2.5% of GDP. The lower target combined public sector deficit for 2005 takes into account the effects of higher oil export prices, increased tax revenues and reduced interest costs. For 2006, the target combined public sector deficit will remain at 2.0% of GDP, assuming a conservative export price of oil. Completion of the review made an amount equivalent to SDR 42.3 million (approximately U.S.$ 61.0 million) immediately available to Colombia, in addition to SDR 193.5 million (approximately U.S.$ 278.9 million) made available initially upon the program’s approval. Colombia intends to treat the new Stand-By Arrangement as precautionary and does not plan to draw on the facility.

Public sector debt

Public sector internal debt

Total direct internal funded debt of the Central Government (with an original maturity of one year or more) is estimated at Ps. 101.7 trillion at June 30, 2006, as compared to Ps. 96.6 trillion at December 31, 2005. The following table shows the estimated direct internal funded debt of the Central Government at June 30, 2006 by type:

Central Government: Internal Public Funded Debt—Direct Funded Debt(1)

At June 30, 2006 (in millions of pesos)
Treasury Bonds	Ps.82,723,093
Pension Bonds	7,194,231
Fogafin Bonds	2,635,494
Law 546 Bonds(2)	1,578,131
TRD	3,638,576
Peace Bonds	1,141,618
Constant Value Bonds	1,683,248
Banco Agrario	686,550
Others(3)	380,738
Security Bonds	6,176

Total	Ps.101,667,855

Total may differ due to rounding.

(1) Debt with an original maturity of one year or more.

(2) Includes Law 546 and debt reduction bonds.

(3) Includes other assumed debt.

Source: Deputy Director of Risk—Ministry of Finance and Public Credit.

On June 17, 2005, Colombia exchanged external debt (denominated in Dollars and Euros) with maturities from 2005 to 2008 for internal debt (denominated in Pesos and the unidad de valor real constante, or UVR (an adjustment factor related to the Consumer Price Index used for long-term Peso-denominated credits in Colombia) with maturities from 2008 through 2015. The aggregate principal amount of external debt exchanged totaled the U.S. dollar equivalent of U.S.$583.4 million, and the aggregate principal amount issued in the exchange was Ps. 1,370.3 billion.

Public sector external debt

The following tables show the total external funded debt of the public sector (with an original maturity of one year or more) by type and by creditor.

Public Sector External Funded Debt by Type(1)

	At December 31, 2005	At March 31, 2006
	(in millions of U.S. dollars)	(in millions of U.S. dollars)

Central Government	U.S.$20,832	U.S.$20,090

Public Entities(2)
Guaranteed	2,057	2,006
Non-Guaranteed	827	818

Total External Funded Debt	U.S.$23,716	U.S.$22,914

Total may differ due to rounding.

(1) Preliminary figures. Debt with an original maturity of one year or more. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates at December 31, 2005 and March 31, 2006, respectively.

(2) Includes Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial entities. Excludes debt with resident financial institutions.

Source: Debt Registry Office-Ministry of Finance.

Public Sector External Funded Debt by Creditor(1)

	At December 31, 2005	At March 31, 2006
	(in millions of U.S. dollars)	(in millions of U.S. dollars)

Multilaterals	U.S.$ 9,311	U.S.$ 9,226
IADB	3,712	3,669
World Bank	3,892	3,925
Others	1,707	1,631
Commercial Banks	1,313	948
Export Credit Institutions	417	385
Bonds	12,391	12,050
Foreign Governments	202	217
Suppliers	82	89

Total	U.S.$23,716	U.S.$22,914

Total may differ due to rounding.

(1) Preliminary figures. Debt with an original maturity of one year or more. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates at December 31, 2005 and March 31, 2006, respectively. Excludes debt with resident financial institutions.

Source: Debt Registry Office-Ministry of Finance.

Early payment of IADB emergency loans

In April 2005, Colombia made an early payment in the amount of U.S. $1.25 billion under its emergency loans with the Inter-American Development Bank (“IADB”). In order to make the early payment, the Central Government purchased international reserves from Banco de la República using the peso proceeds of its offerings of TES bonds completed in the local market during 2004 and 2005. Banco de la República, in turn, used the pesos it received from the Central Government in connection with such purchases of international reserves to acquire TES bonds in secondary market transactions.

Following the early payment of U.S. $1.25 billion to the IADB, Colombia began negotiations with the IADB for new loans in the amount of U.S. $450 million for 2006. The proceeds of the new loans are expected to be used to finance public investment in infrastructure projects and social development programs. Disbursements in 2005 totaled approximately U.S. $350 million.

DESCRIPTION OF THE NOTES

This prospectus supplement describes the terms of the notes in greater detail than the prospectus and may provide information that differs from the prospectus. If the information in this prospectus supplement differs from the prospectus, you should rely on the information in this prospectus supplement.

Colombia will issue the notes under the fiscal agency agreement, dated as of September 28, 1994, as amended as of January 21, 2004, between Colombia and JPMorgan Chase Bank, N.A., as fiscal agent. The information contained in this section and in the prospectus summarizes some of the terms of the notes and the fiscal agency agreement. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the notes. Therefore, you should read the fiscal agency agreement and the form of the notes in making your investment decision. Colombia has filed or will file copies of these documents with the Securities and Exchange Commission and will also file copies of these documents at the offices of the fiscal agent and the paying agents.

JPMorgan Chase Bank, N.A. has advised Colombia that its parent, JPMorgan Chase & Co. (“JPMorgan”), has entered into an agreement with The Bank of New York Company (“BNY”) pursuant to which JPMorgan intends to exchange portions of JPMorgan Chase Bank, N.A.’s corporate trust business, including municipal and corporate trusteeships and agency agreements, for the consumer, small business and middle market banking businesses of BNY’s subsidiary, The Bank of New York. JPMorgan Chase Bank, N.A. has further advised Colombia that this exchange transaction has been approved by both companies’ boards of directors, is subject to regulatory approvals, and is expected to close in the late third quarter or fourth quarter of 2006. Upon closing of the exchange transaction, JPMorgan Chase Bank, N.A. anticipates that The Bank of New York would succeed it as fiscal agent under the fiscal agency agreement.

General Terms of the Notes

The notes initially offered on the date of this prospectus supplement will:

•	be issued on July 27, 2006, in an aggregate principal amount of U.S. $1,000,000,000;

•	mature at par on January 27, 2017;

•	be issued in denominations of U.S. $100,000 and integral multiples of U.S. $1,000 in excess thereof;

•	bear interest at 7.375% per year, accruing from July 27, 2006;

•	pay interest in U.S. dollars on January 27 and July 27 of each year, commencing on January 27, 2007. Interest will be computed on the basis of a 360-day year of twelve 30-day months;

•	pay interest to persons in whose names the notes are registered at the close of business on January 12 or July 12, as the case may be, preceding each payment date;

•	constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia backed by the full faith and credit of Colombia;

•	be equal in right of payment with all of Colombia’s present and future unsecured and unsubordinated external indebtedness;

•	be represented by one or more global securities in fully registered form only, without coupons;

•	be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank S.A./N.V., as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”);

•	be available in definitive, certificated form only under certain limited circumstances; and

•	not be redeemable before maturity and not be entitled to the benefit of any sinking fund.

The public offering price is 99.482%, and the resulting yield to maturity (calculated on a semi-annual basis) is 7.447%. The yield is calculated on a 30/360 semi-annual basis on the issue date on the basis of the public offering price. It is not an indication of future yield.

Payment of Principal and Interest

Colombia will make payments of principal of and interest on the notes represented by global securities by wire transfer of U.S. dollars to DTC or to its nominee as the registered holder of the notes, which will receive the funds for distribution to the owners of beneficial interests in the notes. Colombia has been informed by DTC that the owners will be paid in accordance with the procedures of DTC and its participants. Neither Colombia nor the paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.

If the notes are issued in definitive, certificated form, Colombia will make its interest and principal payments to you, if you are the person in whose name the certificated notes are registered, by wire transfer if:

•	you own at least U.S. $1,000,000 aggregate principal amount of the notes; and

•	not less than 15 days before the payment date, you notify the fiscal agent or any paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;

OR

•	Colombia is making such payments at maturity; and

•	you surrender the certificated notes at the corporate trust office of the fiscal agent or at the offices of one of the other paying agents that Colombia appoints pursuant to the fiscal agency agreement.

If Colombia does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail a check on or before the due date for the payment. The check will be mailed to you at your address as it appears on the security register maintained by the fiscal agent on the applicable record date. If you hold your notes through DTC, the check will be mailed to DTC, as the registered owner.

If any date for an interest or principal payment is a day on which the law (or an executive order) at the place of payment permits or requires banking institutions to close, Colombia will make the payment on the next following banking day at such place. Colombia will treat those payments as if they were made on the due date, and no interest on the notes will accrue as a result of the delay in payment.

Default; Acceleration of Maturity

In case one or more of the following events of default shall have occurred and be continuing:

(a)	Colombia shall fail to pay any principal of or interest on any note when due, and such failure shall continue for 30 days; or

(b)	Colombia shall fail duly to perform any other material obligation contained in the notes or (with respect to the notes) the fiscal agency agreement, and such failure shall continue for 45 days after written notice thereof shall have been given to Colombia, with a copy to the fiscal agent, by any holder of the notes; or

(c)	Colombia shall fail to pay (i) any public external indebtedness of Colombia (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount in excess of U.S.$20,000,000 (or its equivalent in other currencies) as and when such public external indebtedness becomes due and payable (beyond any applicable grace period), or (ii) any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount in excess of U.S.$20,000,000 (or its equivalent in other currencies) as and when such public external indebtedness becomes due and payable and such failure continues until the earlier of (A) the expiration of the applicable grace period or 30 days, whichever is longer, or (B) the acceleration of any such public external indebtedness by any holder thereof; or

(d)	Colombia shall (i) deny its obligations under the notes or (ii) declare a general suspension of payments or a moratorium on the payment of debt (which does not expressly exclude the notes); or

(e)	Colombia shall cease to be a member of the International Monetary Fund or cease to be eligible to use the general resources of the International Monetary Fund;

then, the holders of not less than 25% of the aggregate principal amount of the notes at the time outstanding (as defined in the fiscal agency agreement) may by written notice to the fiscal agent, declare the principal of and any accrued interest on the notes to be immediately due and payable. Upon any declaration of acceleration, the principal of and accrued interest on the notes will become immediately due and payable on the date Colombia receives written notice of the declaration, unless prior to receipt of such notice by Colombia all such events of default shall have been cured, waived or otherwise remedied as provided in the notes. If the event of default or events of default giving rise to such declaration of acceleration shall be cured following such declaration or otherwise remedied as provided in the notes, then, and in every such case, the holders of a majority of the aggregate principal amount of the notes at the time outstanding acting in accordance with the procedures described in the notes and in Section 14 of the fiscal agency agreement, may rescind and annul any prior declaration of the acceleration of the principal of and accrued interest on the notes and its consequences, but no such rescission and annulment shall extend to or affect any subsequent event of default or shall impair any right consequent thereon.

Paying Agents and Transfer Agents

Until the notes are paid, Colombia will maintain a paying agent in The City of New York. Colombia has initially appointed JPMorgan Chase Bank, N.A. to serve as its paying agent. In addition, Colombia will maintain a paying agent and a transfer agent in Luxembourg where notes can be presented for transfer or exchange for so long as any of the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require. Colombia has initially appointed J.P. Morgan Bank Luxembourg S.A. to serve as its Luxembourg paying agent and transfer agent. You can contact the paying agents and transfer agents at the addresses listed on the inside back cover of this prospectus supplement.

Notices

Colombia will mail any notices to the holders of the notes at the addresses appearing in the security register maintained by the fiscal agent. Colombia will consider a notice to be given at the time it is mailed. So long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, Colombia will also publish notices to the holders in a leading newspaper having general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu is not practicable, Colombia will give notices in another way consistent with the rules of the Luxembourg Stock Exchange.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his successors from time to time as its process agent for any action brought by a holder based on the notes instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action brought by a holder based on the notes. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the notes may, however, be precluded from initiating actions based on the notes in courts other than those mentioned above.

Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the notes. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution but does not extend to the execution, set-off or attachment of revenues, assets and property of Colombia located in Colombia except as provided under Article 177 of the Código Contencioso Administrativo, Article 684 of the Código de Procedimiento Civil of Colombia and Article 19 of the Decree 111 of January 15, 1996.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under United States securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under United States securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. In the opinion of the Head or Acting Head of the Legal Office of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of Colombia, such a judgment would not violate principles of Colombian public order.

Registration and Book-entry System

Colombia will issue the notes in the form of one or more fully registered global securities, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will hold your beneficial interests in a global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of notes.

If you wish to purchase notes under the DTC system, you must either be a direct participant in DTC or make your purchase through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations which have accounts with DTC. Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants. The SEC has on file a set of the rules applicable to DTC and its participants.

You may hold your beneficial interest in a global security through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in these systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in a global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the notes or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out actions for them through DTC.

In sum, you may elect to hold your beneficial interests in the global security:

•	in the United States, through DTC;

•	in Europe, through Euroclear or Clearstream, Luxembourg, which in turn will hold their interests through DTC; or

•	through organizations that participate in any of these systems.

Certificated Notes

Colombia will issue notes in certificated form in exchange for a global security only if:

•	DTC is unwilling or unable to continue to act as depositary or is ineligible to act as depositary, and Colombia does not appoint a successor depositary within 90 days after DTC notifies Colombia or Colombia becomes aware of this situation; or

•	Colombia determines (consistent with the rules of the Luxembourg Stock Exchange) not to have any of the notes represented by a global security.

We describe the certificated notes, and the procedures for transfer, exchange and replacement of certificated notes, in the prospectus.

Taxation

United States

The following discussion supplements the disclosure provided under the heading “Taxation—United States Federal Taxation” in the prospectus. This discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in the notes in connection with their original offering and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the notes. This summary deals only with U.S. holders that hold the notes as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold the notes as a hedge against interest rate or currency risk or as a position in a “straddle” or conversion transaction, tax-exempt organization or a person whose “functional currency” is not the U.S. dollar.

This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

You should consult your tax advisor about the tax consequences of holding the notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Payments or accruals of interest

Payments or accruals of interest on a note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting).

Interest we pay on the notes is income from sources outside the United States for purposes of the rules regarding the foreign tax credit allowable to a U.S. holder. Under the foreign tax credit rules, interest paid in taxable years beginning before January 1, 2007, with certain exceptions, will be “passive” or “financial services” income, while interest paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit.

Purchase, sale and retirement of notes

Your tax basis in a note generally will equal the cost of the note to you. When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “—Payments or Accruals of Interest”) and your tax basis in the note.

The gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15%. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Luxembourg

The following is a summary discussion of certain material Luxembourg tax consequences with respect to the notes. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any particular holder of notes, and does not purport to include tax considerations that arise from rules of general application or that are generally assumed to be known to holders of notes. It is not intended to be, nor should it be construed to be, legal or tax advice. This discussion is based on Luxembourg laws and regulations as they stand on the date of this prospectus supplement and is subject to any change in law or regulations or changes in interpretation or application thereof that may take effect after such date. Prospective investors in the notes should therefore consult their own professional advisors as to the effects of state, local or foreign laws and regulations, including Luxembourg tax law and regulations, to which they may be subject.

Withholding tax

Non-residents

Under Luxembourg tax law currently in effect and except as provided for by the law of 21st June 2005 (the “2005 Law”) implementing the Directive 2003/48/EC on taxation of savings income in the form of interest payments (the “EU Savings Directive”), there is no withholding tax for non-resident holders of the notes on payments of interest (including accrued but unpaid interest) and on payments received upon redemption or repayment of the principal or upon an exchange of the notes.

On June 3, 2003, the European Council approved the EU Savings Directive and under the related Accords with certain dependent or associated territories and certain non-EU Member States (together the “relevant States”), EU Member States will be required to provide to the fiscal authorities of another EU Member State and all the relevant States details of payments of interest or similar income made by a paying agent within its jurisdiction to an individual or certain types of entities called “residual entities” resident in that other EU Member State or a relevant State, except that Austria, Belgium and Luxembourg will instead operate a withholding system for a transitional period in relation to such payments, unless during such period they elect otherwise.

Under the 2005 Law, payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual or certain types of entities called “residual entities” as defined by law, who as a result of an identification procedure implemented by the paying agent are identified as residents or or are deemed to be residents of an EU Member State or a relevant State other than Luxembourg, will be subject to a withholding tax unless the relevant beneficiary has adequately instructed the relevant paying agent to provide details of the relevant payments of interest or similar income to the fiscal authorities of his/her country of residence or deemed residence or has provided a tax certificate from his/her fiscal authority in the format required by law to the relevant paying agent.

Where withholding tax is applied, payments of interest and similar income will be subject to a withholding to be made by the relevant paying agent at the initial rate of 15% for the period from July 1, 2005 to June 30, 2008, at a rate of 20% for the subsequent period from July 1, 2008 to June 30, 2011 and at a rate of 35% thereafter.

When used in the preceding three paragraphs “interest” and “paying agent” have the meanings given thereto in the 2005 Law (or the relevant Accords). “Interest” will include accrued or capitalized interest at the sale, repayment or redemption of the notes. “Paying agent” is defined broadly for this purpose and in the context of the notes means any economic operator established in Luxembourg who pays interest on the notes to or ascribes the payment of such interest to or for the immediate benefit of the beneficial owner, whether the operator is, or acts on behalf of, the issuer or is instructed by the beneficial owner to collect such payment of interest.

Payments of interest or similar income under the notes to the clearing systems and payments by or on behalf of Clearstream Banking, Luxembourg, to financial intermediaries will not give rise to a withholding tax under Luxembourg law.

Residents

In accordance with the law dated 23rd December 2005 on the introduction of a withholding tax on certain interest payments on savings income, interest on notes paid by a Luxembourg paying agent to an individual holder who is a resident of Luxembourg will be subject to a withholding tax of 10% which will operate a full discharge of income tax due on such payments.

Interest on notes paid by Luxembourg paying agent to residents of Luxembourg which are not individuals will not be subject to any withholding tax.

Income deriving from the notes

Non-Luxembourg Resident holders

Holders of the notes who are non-resident of Luxembourg and who do not hold the notes through a permanent establishment in Luxembourg are not liable to any Luxembourg income tax, whether they receive payments of principal, payments of interest (including accrued but unpaid interest), payments received upon redemption, repurchase or exchange of the notes, or realize capital gains on the sale of the notes.

Luxembourg Resident holders—general

Holders of the notes will not become residents, or be deemed to be resident in Luxembourg by reason only of the holding of the notes.

Holders of the notes who are tax resident in Luxembourg, or non-resident holders of the notes who have a permanent establishment or permanent representative in Luxembourg to which or to whom the notes are attributable, must for income tax purposes include any interest and other income received or accrued on the notes in their taxable income. Individuals who are tax residents in Luxembourg are deemed to have been taxed on net income if the withholding tax at the payment rate of 10% referred to above has been levied. They will not be liable for any Luxembourg income tax on repayment of principal.

Luxembourg resident individuals

Luxembourg resident individual holders of the notes who do not hold notes as business assets are not subject to taxation on capital gains upon the disposal of the notes, unless their disposal precedes their acquisition or they are disposed of within six months of the date of their acquisition. Upon a repurchase, redemption or exchange of notes, Luxembourg resident individual holders of the notes must however include the portion of repurchase, redemption or exchange price corresponding to accrued but unpaid interest in their taxable income. Luxembourg resident individual holders of notes who hold notes as business assets are subject to tax as described in relation to “Luxembourg Resident Companies” below.

Luxembourg resident companies

Luxembourg resident companies (sociétés de capitaux), holding notes, or foreign entities of the same type who have a permanent establishment or permanent representative in Luxembourg to which or to whom the notes are attributable, must include in their taxable income interest accrued on the notes and, on a sale, repurchase, redemption or exchange, the difference between the sale, repurchase, redemption or exchange price (including accrued but unpaid interest) and the lower of the cost or book value of the notes sold, repurchased, redeemed or exchanged.

Luxembourg companies benefiting from a special tax regime

A Luxembourg resident holder of the notes that is governed by any of the following: (i) the law of July 31, 1929 on pure holding companies and (ii) the laws of March 30, 1988, July 19, 1991 or December 20, 2002 on undertakings for collective investment will not be subject to any Luxembourg income tax in respect of interest received or accrued on the notes, or on gains realized on the sale or disposal of notes.

Net wealth tax

Luxembourg net wealth tax will not be levied on a holder of the notes, unless (i) such notes are attributable to a business enterprise or part thereof or which is carried on in Luxembourg or through a permanent establishment or a permanent representative of a non-resident company in Luxembourg. In such a case, the holder of notes must take the notes into account for the purposes of Luxembourg wealth tax, except if the holder of notes is governed by any of the following: (i) the law of 31 July 1929 on pure holding companies; (ii) the laws of 30 March 1988, 19 July 1991 or 20 December 2002 on undertakings for collective investment; (iii) the law of 22 March 2004 on securitization; and (iv) the law of 15 June 2004 on the investment company in risk capital.

Other tax consequences

Stamp taxes and transfer taxes

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable in Luxembourg by the holders of notes as a consequence of the issuance of the notes, nor will any of these taxes be payable as a consequence of a subsequent transfer, repurchase or redemption of the notes.

Gift taxes

No estate or inheritance tax is levied on the transfer of notes upon death of a holder of notes in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes and no gift tax is levied upon a gift of notes if the gift is not passed before a Luxembourg notary or recorded in a deed registered in Luxembourg. Where a holder of notes is a resident for tax purposes of Luxembourg at the time of his or her death, the notes are included in his or her taxable estate for inheritance tax or estate tax purposes.

Value-added Tax

There is no Luxembourg value-added tax payable in respect of payments in consideration for the issuance of the notes or in respect of the payment of interest or principal under the notes or the transfer of the notes. Luxembourg value-added tax may, however, be payable in respect of fees charged for certain services rendered to the issuer, if for Luxembourg value-added tax purposes such services are rendered or deemed to be rendered in Luxembourg and an exemption from Luxembourg value-added tax does not apply with respect to such services.

Underwriting

Under the terms and subject to the conditions contained in an underwriting agreement dated as of July 21, 2006, Colombia has agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase, the principal amount of the notes indicated in the following table:

Underwriter	Principal Amount
J.P. Morgan Securities Inc.	U.S. $ 500,000,000
UBS Securities LLC	U.S. $ 500,000,000

Total	U.S. $1,000,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the offering of the notes may be terminated. J.P. Morgan Securities Inc. is located at 270 Park Avenue, New York, New York 10017 and UBS Securities LLC is located at 677 Washington Blvd., Stamford, Connecticut 06901.

Colombia expects that delivery of the notes will be made against payment for the notes on or about July 27, 2006, which is the fourth business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering of the notes, the underwriters may change the public offering price.

The underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Colombia, for which they received or will receive customary fees and expenses, in addition to the underwriting of this offering. These transactions and services are carried out in the ordinary course of business.

The notes are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have agreed that they will not offer or sell the notes, or distribute or publish any document or information relating to the notes, in any jurisdiction (including any Member State of the European Economic Area that has implemented the Prospectus Directive) without complying with the applicable laws and regulations of that jurisdiction.

If you receive this prospectus supplement and the prospectus, then you must comply with the applicable laws and regulations of the jurisdiction where you (a) purchase, offer, sell or deliver the notes or (b) possess, distribute or publish any offering material relating to the notes. Your compliance with these laws and regulations will be at your own expense.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each a “Relevant Member State”), no offer of notes shall be made with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) to the public in that Relevant Member State, except that, with effect from the Relevant Implementation Date, an offer of notes to the public in any Relevant Member State may be made:

(a) in the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in a Member State in accordance with the Prospectus Directive and, where appropriate, notified to the competent authority in the Member State in which such offer is being made in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(c) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR 43,000,000 and (3) a net annual turnover of more than EUR 50,000,000, all as shown in its last annual or consolidated accounts; or

(d) at any time in any other circumstances which do not require the publication by Colombia of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member

State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Any resale of the notes offered hereby is regarded as a separate offer and therefore must comply with the offering restrictions set forth above.

The terms relating to non-U.S. offerings that appear under “Plan of Distribution” in the prospectus do not apply to the offer and sale of the notes under this prospectus supplement.

Colombia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

GENERAL INFORMATION

Legislation

The creation and issue of the notes have been authorized pursuant to: Law 533 of November 11, 1999, the surviving portions of Law 185 of January 27, 1995, the relevant portions of Law 80 of 1993, Law 781 of December 20, 2002, Decree 2681 of 1993, Authorization by Act of the Comisión Interparlamentaria de Crédito Público adopted in its meeting held on June 1, 2006, External Resolution No. 6 dated June 2, 2006 of the Board of Governors of the Central Bank of Colombia, Resolution No. 2577 of July 11, 2006 of the Ministry of Finance and Public Credit, Resolution No. 2649 of July 21, 2006 of the Ministry of Finance and Public Credit and CONPES 3423 MINHACIENDA, DNP: SC, dated June 1, 2006.

We will provide for inspection copies of our registration statement, the fiscal agency agreement and the underwriting agreement at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday for so long as the notes are listed on the Luxembourg Stock Exchange. In addition, for so long as the notes are outstanding or listed on the Luxembourg Stock Exchange, we will make available copies of Colombia’s annual reports covering the last two fiscal years in English (as and when available), including the budget for the current fiscal year, at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday. We will also make available, free of charge, this prospectus supplement and the prospectus and copies of the documents incorporated by reference in this prospectus supplement or the prospectus at the offices of the Luxembourg paying agent and transfer agent. You may also obtain copies of this prospectus supplement together with the attached prospectus dated October 1, 2003 and any documents incorporated herein by reference from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Authorization

As of July 21, 2006, Colombia has obtained all consents and authorizations that are necessary under Colombian law for (1) the issuance of the notes and (2) Colombia’s performance of its obligations under the notes and the fiscal agency agreement.

Litigation

Colombia is not involved and has not been involved in the past 12 months in any litigation or arbitration proceedings relating to claims or amounts that are material in the context of the issue of the notes. Colombia is not aware of any such litigation or arbitration proceedings that are pending or threatened.

Clearing

We have applied to have the notes accepted into DTC’s book-entry settlement system. Euroclear and Clearstream, Luxembourg have accepted the notes for clearance through their clearance systems. The securities codes are:

CUSIP	ISIN	Common Code
195325 BJ 3	US195325BJ38	026291593

Validity of the Notes

The validity of the notes will be passed upon for Colombia by the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia and by Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, United States counsel to Colombia.

The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, United States counsel to the underwriters, and by Brigard & Urrutia, Calle 70 No. 4-60, Bogotá D.C., Colombia, Colombian counsel to the underwriters.

As to all matters of Colombian law, Arnold & Porter LLP may assume the correctness of the opinion of the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury, and Sullivan & Cromwell LLP may assume the correctness of that opinion and the opinion of Brigard & Urrutia.

As to all matters of United States law, the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury may assume the correctness of the opinion of Arnold & Porter LLP, and Brigard & Urrutia may assume the correctness of the opinion of Sullivan & Cromwell LLP. All statements with respect to matters of Colombian law in this prospectus supplement and the accompanying prospectus have been passed upon by the Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury and Brigard & Urrutia and are made upon their authority.

No Material Interest

The issuer is not aware of any interest, including any conflicting interest, that is material to the issue/offer.

Authorized Representative

The authorized representative of Colombia in the United States of America is Jaime Buenahora Febres-Cordero, Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017.

Sovereign Credit Ratings

Colombia’s credit ratings are as follows:

•	Fitch: country ceiling rating of BB (Outlook Positive);

•	Standard & Poor’s: foreign currency credit rating of BB (Outlook Positive); and

•	Moody’s: country ceiling for long-term foreign currency bonds of Ba2 (Outlook Stable).

A Fitch “BB” rating indicates that there is a possibility of credit risk developing, particularly as the result of adverse economic change over time; however, business or financial alternatives may be available to allow financial commitments to be met. Securities rated in this category are not investment grade. A Fitch outlook indicates the direction in which a rating is likely to move over a one to two-year period. Outlooks may be Positive, Stable or Negative. A Positive or Negative Outlook does not imply a rating change is inevitable. Similarly, a rating for which outlook is “Stable” could be upgraded or downgraded before an outlook moves to Positive or Negative if circumstances warrant such an action.

A Standard & Poor’s “BB” rating indicates that an obligor is less vulnerable in the near term than other lower-rated obligors. However, it faces major ongoing uncertainties and exposure to adverse business, financial, or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitments. A Standard & Poor’s rating outlook assesses the potential direction of a long-term credit rating over the intermediate to longer term. In determining a rating outlook, consideration is given to any changes in the economic and/or fundamental business conditions. A Standard & Poor’s outlook of “positive” means that a rating may be raised; however, an outlook is not necessarily a precursor of a rating change.

For Moody’s, obligations rated “Ba” are judged to have speculative elements and are subject to substantial credit risk. Moody’s appends numerical modifiers 1, 2 and 3 to each generic rating classification. The modifier 2 indicates a mid-range ranking in the Ba generic rating classification. Moody’s rating outlook is an opinion regarding the likely direction of a rating over the medium term. Where assigned, rating outlooks fall into the following four categories: Positive, Negative, Stable and Developing (contingent upon an event). On March 9, 2006, Moody’s changed Colombia’s ratings outlook from Negative to Stable and placed Colombia’s Baa2 domestic currency bond rating on review for potential downgrade. On May 24, 2006, Moody’s announced that it upgraded the foreign currency country ceiling ratings of several countries, including Colombia, as a result of a revision of its rating methodology for assigning foreign currency country bond ceilings. Consequently, Colombia’s foreign currency country ceiling was upgraded to Ba1 from Ba2. On June 29, 2006, Moody’s downgraded Colombia’s domestic currency bond ratings to Baa3 from Baa2.

Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Each rating should be evaluated independently of the others. Detailed explanations of the ratings may be obtained from the rating agencies. The information above was obtained from information available on the websites of the rating agencies.

PROSPECTUS

Republic of Colombia

Debt Securities

Warrants

Colombia may from time to time offer debt securities or warrants in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. Colombia may sell securities having an aggregate initial offering price of up to $4,170,857,350 in the United States.

The securities will be general, direct, unconditional, unsecured and unsubordinated external indebtedness of Colombia. The securities will rank equally in right of payment with all other unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia.

Colombia may sell the securities directly, through agents designated from time to time or through underwriters.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. You should read this prospectus and the supplements carefully. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is October 1, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Colombia filed with the SEC under a “shelf” registration process. Under this shelf process Colombia may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $4,170,857,350. This prospectus provides you with a general description of the debt securities and warrants Colombia may offer under this shelf process. Each time Colombia sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Colombia, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Colombia’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement.

Statements that are not historical facts, including statements about Colombia’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Colombia undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Colombia cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•	Adverse external factors, such as high international interest rates, low oil prices and recession or low growth in Colombia’s trading partners. High international interest rates could increase Colombia’s current account deficit and budgetary expenditures. Low oil prices could decrease the Government’s revenues and could also negatively affect the current account deficit. Recession or low growth in Colombia’s trading partners could lead to fewer exports from Colombia and, therefore, lower growth in Colombia.

•	Adverse domestic factors, such as declines in foreign direct and portfolio investment, domestic inflation, high domestic interest rates, exchange rate volatility, political uncertainty and continuing insurgency in certain regions. Each of these could lead to lower growth in Colombia and lower international reserves.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Colombia will use the net proceeds from the sale of the securities for general budgetary purposes.

DESCRIPTION OF THE SECURITIES

This prospectus provides you with a general description of the securities that Colombia may offer. Each time Colombia sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Debt Securities

Colombia will issue the debt securities under a fiscal agency agreement between Colombia and a bank or trust company, as fiscal agent. Whenever Colombia issues a series of debt securities it will attach the fiscal agency agreement that the securities are issued under as an exhibit to the registration statement of which this prospectus forms a part. The name of the fiscal agent will be set forth in the applicable prospectus supplement.

The following description is a summary of the material provisions of the debt securities and the fiscal agency agreement. Given that it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these debt securities. Therefore, you should read the fiscal agency agreement and the form of the debt securities in making your decision on whether to invest in the debt securities. Colombia has filed a copy of these documents with the SEC and will also file copies of these documents at the office of the fiscal agent.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•	if the debt securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Colombia to redeem the debt securities at its option;

•	any provisions that entitle you to early repayment at your option;

•	the currency or currencies that you may use to purchase the debt securities and that Colombia may use to pay principal, any premium and interest;

•	the form of debt security—global or certificated and registered or bearer;

•	the authorized denominations;

•	any index Colombia will use to determine the amount of principal, any premium and interest payment; and

•	any other terms of the debt securities that do not conflict with the provisions of the fiscal agency agreement.

Colombia may issue debt securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Colombia may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Colombia will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The debt securities will be general, direct, unconditional, unsecured and unsubordinated external indebtedness of Colombia. The debt securities will rank equally in right of payment among themselves and with all other unsecured and unsubordinated external indebtedness of Colombia. Colombia has pledged its full faith and credit for the payment when due of all amounts on the debt securities.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Colombia will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and in denominations of $1,000 and integral multiples of $1,000.

Payment of Principal and Interest

Colombia will make payments on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “—Global Securities” below.

Colombia will make payments on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Colombia will make payments of interest by check mailed to the registered holders of the debt securities at their registered addresses.

Any money that Colombia pays to the fiscal agent for payment on any debt security that remains unclaimed for two years will be returned to Colombia. Afterwards, the holder of such debt security may look only to Colombia for payment. Claims against Colombia for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.

Additional Amounts

Colombia will make all principal and interest payments on the debt securities without deducting or withholding any present or future Colombian taxes, unless the deduction or withholding is required by law. In the event that Colombia is required to make any such deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Colombia will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder or beneficial owner has some connection with Colombia other than merely holding the debt security or receiving principal and interest payments on the debt security;

•	the holder or beneficial owner fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Colombia of the holder or beneficial owner, if compliance is required by Colombia as a precondition to exemption from the deduction; or

•	the holder does not present (where presentment is required) its debt security within 30 days after Colombia makes a payment of principal or interest available.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for an offering, the debt securities will not be redeemable prior to maturity at the option of Colombia or repayable before maturity at the option of the holders. Nevertheless, Colombia may at any time purchase the debt securities and hold or resell them or surrender them to the fiscal agent for cancellation.

Negative Pledge

Colombia has agreed that as long as any of the debt securities remain outstanding, it will not create or permit to exist any lien (i.e., a lien, pledge, mortgage, security interest, deed of trust or charge) on its present or future revenues, properties or assets to secure its public external indebtedness, unless the debt securities are secured equally and ratably. As used in this prospectus, “public external indebtedness” means:

•	all actual and contingent obligations of Colombia for borrowed money or for the repayment of which Colombia is responsible that are payable, or at the option of the holder may be payable, in any currency other than Colombian currency; and

•	that are in the form of bonds, debentures, notes or other securities that are or were intended by Colombia to be quoted, listed or traded on any securities exchange, automated trading system, over-the-counter or other securities market, including securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933.

However, up to $14.768 billion of securities issued by Colombia in exchange for debt of Colombia and Colombian public sector entities will not be considered public external indebtedness.

Nevertheless, Colombia may create or permit to exist:

•	liens on any asset or property, and related revenues, to secure indebtedness borrowed for the purpose of financing the acquisition, development or construction of that asset or property;

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing;

•	liens on any asset or property, and related revenues, existing at the time of the acquisition of that asset or property; and

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing.

Default and Acceleration of Maturity

Each of the following is an event of default under a series of debt securities:

1.	Non-Payment: Colombia fails to pay any principal, premium, if any, or interest on any debt security of that series within 30 days of when the payment was due; or

2.	Breach of Other Obligations: Colombia fails to perform any other material obligation contained in the debt securities of that series or the fiscal agency agreement and that failure continues for 45 days after any holder of the debt securities of that series gives written notice to Colombia to remedy the failure and gives a copy of that notice to the fiscal agent; or

3.	Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period; or

4.	Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder; or

5.	Denial of Obligations: Colombia denies its obligations under the debt securities of that series; or

6.	Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of debt which does not expressly exclude the debt securities of that series; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described in paragraphs 1, 2, 5 or 6 above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the affected series may declare all the debt securities of that series to be due and payable immediately. If any of the events of default described in paragraphs 3, 4 or 7 above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of any series may declare all the debt securities of that series to be due and payable immediately. In the case of an event of default described in paragraphs 1 or 6 above, each holder of debt securities of any affected series may declare the principal amount of the debt securities it holds to be due and payable immediately. The declarations referred to above shall be made by giving written notice to Colombia and the fiscal agent.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the relevant debt securities will become immediately due and payable on the date Colombia receives written notice of the declaration, unless Colombia has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the relevant debt securities may rescind a declaration of acceleration if Colombia remedies the event or events of default giving rise to the declaration after the declaration is made. In order to rescind a declaration of acceleration in these circumstances, holders must follow the amendment procedures described below.

Meetings and Amendments

Colombia may call a meeting of the holders of debt securities of any series at any time. Colombia will determine the time and place of the meeting.

Colombia will give the holders not less than 30 or more than 60 days’ prior notice of each meeting. The notice of each will state:

•	the time and the place of the meeting;

•	in general terms, the action proposed to be taken at the meeting; and

•	the record date for determining the holders entitled to vote at the meeting.

If an event of default relating to the debt securities of a series has occurred and is continuing, the holders of at least ten percent in aggregate principal amount of outstanding debt securities of that series may request that the fiscal agent call a meeting of the holders. This request must be in writing and set forth in reasonable detail the action proposed to be taken at the meeting.

To be entitled to vote at any meeting, a person must be:

•	a holder of outstanding debt securities of the relevant series; or

•	a person duly appointed in writing as a proxy for a holder.

The persons entitled to vote more than 50% of the aggregate principal amount of the outstanding debt securities of a series will constitute a quorum. The fiscal agent may make any reasonable and customary regulations governing the conduct of any meeting.

Colombia and the fiscal agent may modify, amend or supplement the terms of debt securities of any series and the fiscal agency agreement as it relates to those securities, or the holders may take any action provided by the fiscal agency agreement or the terms of their debt securities, with:

•	the approval of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of that series that are represented at a meeting of holders; or

•	the written consent of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of the relevant series.

However, each holder of a debt security of a particular series must consent to any amendment, modification or change that would:

•	change the due date for the payment of principal, any premium or any interest on the debt securities;

•	reduce the principal amount of the debt securities;

•	reduce the portion of the principal amount of the debt securities that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the debt securities or any premium payable upon redemption of the debt securities;

•	change the currency or place of payment of principal of or any premium or interest on the debt securities;

•	shorten the period during which Colombia is not permitted to redeem the debt securities or permit Colombia to redeem the debt securities if, prior to this action, Colombia was not permitted to do so;

•	reduce the percentage of principal amount of the holders of the debt securities whose vote or consent is needed to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities or to take any other action; or

•	change Colombia’s obligation to pay additional amounts.

Colombia and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, amend the fiscal agency agreement or the debt securities of that series for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers;

•	providing collateral for the debt securities;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the fiscal agency agreement or the debt securities; or

•	changing the terms and conditions of the fiscal agency agreement or the debt securities in any manner which Colombia and the fiscal agent may determine and which will not materially adversely affect the interests of the holders of the debt securities.

Notices

Notices to the holders of debt securities will be mailed to the addresses of such holders as they appear in the register maintained by the fiscal agent. If the debt securities are issued in bearer form the relevant prospectus supplement will describe the manner in which notices will be given to the holders.

Warrants

If Colombia issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Colombia will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Colombia may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement to be entered into between Colombia and a bank or trust company, as warrant agent. The prospectus supplement relating to the particular series of warrants will set forth:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures for, and conditions to, the exercise of the warrants;

•	the date or dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions Colombia may terminate or cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with such warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of such warrants.

Global Securities

DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Colombia nor the fiscal agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, neither Colombia nor the fiscal agent will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Colombia may issue the debt securities or warrants in the form of one or more global securities the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities.

When Colombia issues global securities, it will deposit the applicable security with a clearing system. The global security will be either registered in the name of, or held in bearer form by, the clearing system or its nominee or common depositary. Unless a global security is exchanged for physical securities, as discussed below under “—Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States, and Euroclear Bank S.A./N.V. as operator of the Euroclear System, known as Euroclear, and Clearstream Banking, société anonyme, known as Clearstream, Luxembourg, in Europe.

Clearing systems process the clearance and settlement of global notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold global securities through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase global securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Colombia and the fiscal agent run only to the registered owner or bearer of the global security, which will be the clearing system or its nominee or common depositary. For example, once Colombia and the fiscal agent make a payment to the registered holder or bearer of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Colombia to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your global securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Colombia or the fiscal agent.

As an owner of securities represented by a global security, you will also be subject to the following restrictions:

•	you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name, except under the circumstances described below under “—Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

•	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•	clearing systems require that global securities be purchased and sold within their systems using same-day funds, for example by wire transfer.

Cross-Market Transfer, Clearance and Settlement

The following description reflects Colombia’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in global securities. These systems could change their rules and procedures at any time, and Colombia takes no responsibility for their actions or the accuracy of this description.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When global securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of global securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When global securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the global securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Colombia will only issue securities in certificated form in exchange for global security if:

•	in the case of a global security deposited with or on behalf of a depositary, the depositary is unwilling or unable to continue as depositary or is ineligible to act as depositary, and Colombia does not appoint a successor depositary within 90 days after the depositary notifies Colombia or Colombia becomes aware of this situation; or

•	Colombia elects not to have the securities of a series represented by a global security or securities.

In either of these cases, unless otherwise provided in the prospectus supplement for an offering, Colombia and the fiscal agent will issue certificated securities:

•	registered in the name of each holder;

•	without interest coupons; and

•	in the same authorized denominations as the global securities.

The certificated securities will initially be registered in the names and denominations requested by the depositary. You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the fiscal agent. When you surrender a registered certificated security for transfer or exchange, the fiscal agent will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Colombia, the fiscal agent and any other agent of Colombia may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the fiscal agent. Colombia and the fiscal agent may require you to sign an indemnity under which you agree to pay Colombia, the fiscal agent and any other agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Colombia and the fiscal agent may also require you to present other documents or proof.

After you deliver these documents, if neither Colombia nor the fiscal agent have notice that a bona fide purchaser has acquired the security you are exchanging, Colombia will execute, and the fiscal agent will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

If a security presented for replacement has become payable, Colombia in its discretion may pay the amounts due on the security in lieu of issuing a new security.

Governing Law

The fiscal agency agreement and the securities will be governed by and interpreted in accordance with the laws of the State of New York. However, the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his successors from time to time as its process agent for any action brought by a holder based on the debt securities or warrants instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogotá D.C. in respect of any action brought by a holder based on the securities. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the securities may, however, be precluded from initiating actions based on the securities in courts other than those mentioned above.

Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the securities. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution, but does not extend to the attachment of revenues, assets and property of Colombia, located in Colombia except as provided under Article 177 of the Código Contencioso Administrativo and Article 684 of the Código de Procedimiento Civil of Colombia.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 in actions brought against it under United States securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in the United States, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. In the opinion of the Head or Acting Head of the Legal Office of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of Colombia, such a judgment would not violate principles of Colombian public order.

Provision in National Budget

Colombia recognizes that amounts due under the securities must be paid out of appropriations provided in the national budget. Colombia has, therefore, undertaken that it will annually take all necessary and appropriate actions to provide for the due inclusion of such amounts in the national budget and to ensure timely payment of all amounts due.

Contracts with Colombia

In accordance with Colombian law, by purchasing the securities, you will be deemed to have waived any right to petition for diplomatic claims to be asserted by your government against Colombia with respect to your rights as a holder under the fiscal agency agreement and the securities, except in the case of denial of justice.

TAXATION

The following discussion summarizes certain United States federal income and Colombian federal tax considerations that may be relevant to you if you invest in the debt securities. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations in effect in Colombia and may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Colombian Taxation

Under current Colombian law, payments of principal and interest on the debt securities are not subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. In addition, gains realized on the sale or other disposition of the debt securities will not be subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. There are no Colombian transfer, inheritance, gift or succession taxes applicable to the debt securities.

United States Federal Taxation

In general, a United States person who holds debt securities or owns a beneficial interest in debt securities will be subject to United States federal taxation. You are a United States person for United States federal income tax purposes if you are:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation, partnership or other entity organized under the laws of the United States or any political subdivision thereof,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust if (1) a United States court is able to exercise primary supervision over the trust’s administration and (2) one or more United States persons have the authority to control all of the trust’s substantial decisions.

If you are a United States person, the interest you receive on the debt securities will generally be subject to United States taxation and will be considered ordinary interest income.

Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

Even if you are not a United States person, you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business, within the meaning of the United States Internal Revenue Code of 1986, or

•	you have an office or other fixed place of business in the United States that receives the interest and either (1) you earn the interest in the course of operating a banking, financing or similar business in the United States or (2) you are a corporation the principal business of which is trading in stock or securities for your own account, and you otherwise are engaged in a United States trade or business.

If you are not a United States person, any gain you realize on a sale or exchange of debt securities generally will be exempt from United States federal income tax, including withholding tax, unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (1) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (2) you have a tax home in the United States.

The fiscal agent must file information returns with the United States Internal Revenue Service in connection with payments on debt securities made to certain United States persons. If you are a United States person, you generally will not be subject to United States backup withholding tax on these payments if you provide your taxpayer identification number to the fiscal agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

PLAN OF DISTRIBUTION

Colombia may sell the debt securities and warrants in any of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to Colombia from the sale;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price; or

•	at varying prices to be determined at the time of sale.

Colombia may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Colombia and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Colombia.

Colombia may also sell the securities directly to the public or through agents designated by Colombia from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Colombia may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

In compliance with NASD guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Colombia may authorize agents underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Colombia under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Colombia may offer the securities of any series to present holders of other Colombian securities as consideration for the purchase or exchange by Colombia of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Colombia may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Colombia in the ordinary course of business.

Unless otherwise specified in the applicable prospectus supplement, Colombia will not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Colombia cannot offer, sell or deliver those securities within the United States or to U.S. persons. When Colombia offers or sells securities outside the United States, each underwriter or dealer involved in the sale of the securities will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each of these underwriters or dealers will agree:

•	that it has not offered or sold, and will not offer or sell, any of these securities within the United States except in accordance with Rule 903 of Regulation S under the Securities Act; and

•	that neither such underwriter or dealer nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to these securities.

OFFICIAL STATEMENTS

Information included in this prospectus which is identified as being derived from a publication of, or supplied by, Colombia or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Colombia. All other information in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of Juan Manuel Santos, Minister of Finance and Public Credit of Colombia.

VALIDITY OF THE SECURITIES

The validity of the securities of each series will be passed upon for Colombia by the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit, and by Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, United States counsel to Colombia. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Colombian law, Cleary, Gottlieb, Steen & Hamilton will assume the correctness of the opinion of the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit. As to all matters of United States law, the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit will assume the correctness of the opinion of Cleary, Gottlieb, Steen & Hamilton.

AUTHORIZED REPRESENTATIVE

The authorized representative of Colombia in the United States of America is Jaime Buenahora Febres-Cordero, Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017, or such person as is designated in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Colombia has filed a registration statement with the SEC relating to the debt securities and warrants. This prospectus does not contain all of the information described in the registration statement. For further information, you should refer to the registration statement.

Colombia is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Colombia commenced filing annual reports of Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 1996. These reports include certain financial, statistical and other information concerning Colombia. Colombia may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, these exhibits will be incorporated by reference into this registration statement.

You can request copies of these documents by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

Room 1024, Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information.

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Incorporated documents are considered part of this prospectus. Colombia can disclose important information to you by referring you to those documents. The following documents, which Colombia has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Colombia’s annual report on Form 18- K for the year ended December 31, 2002 filed with the SEC on September 26, 2003;

•	Any amendment on Form 18-K/A to the 2002 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Colombia files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Dirección General de Crédito Público

Ministerio de Hacienda y Crédito Público

Carrera 7a, No. 6-45, Piso 8

Bogotá, D.C.

Colombia

Telephone: 57-1- 350-6565

Facsimile: 57-1- 350-6206

REPUBLIC OF COLOMBIA

Ministerio de Hacienda y Crédito Público

Dirección General de Crédito Público y Tesoro Nacional

Carrera 7a, No. 6-45, Piso 8

Bogotá D.C., Colombia

FISCAL AGENT, REGISTRAR, PAYING AND TRANSFER AGENT

JPMorgan Chase Bank, N.A.

Worldwide Securities Services

4 New York Plaza, 15th Floor

New York, New York 10004

PAYING AGENTS AND TRANSFER AGENTS

JPMorgan Chase Bank, N.A.	J.P. Morgan Bank Luxembourg S.A.
Trinity Tower	6, route de Trèves
9, Thomas More Street	L-2633 Senningerberg
London EW 1YT, England	Luxembourg

LISTING AGENT

Kredietbank S.A. Luxembourgeoise

43, Boulevard Royal

L-2955 Luxembourg

Luxembourg

LEGAL ADVISORS TO THE REPUBLIC

As to United States Law	As to Colombian Law

Arnold & Porter LLP	Legal Affairs Group
399 Park Avenue	Ministerio de Hacienda y Crédito Público
New York, New York 10022	Dirección General de Crédito Público y Tesoro Nacional
Carrera 7a, No. 6-45, Piso 8
Bogotá D.C., Colombia

LEGAL ADVISORS TO THE UNDERWRITER

As to United States Law	As to Colombian Law

Sullivan & Cromwell LLP	Brigard & Urrutia
125 Broad Street	Calle 70 No. 4-60
New York, NY 10004	Bogotá D.C., Colombia